Exhibit 10.2

Consultation Services Contract

Party A (Consignor):	China Auto Logistics, Inc.
Party B (Consignee):	Pegasus Evolution Co., Ltd Miao Jing

Whereas:
1. Party A intends to acquire 100% of the equity of Tianjin Zhonghe Automobile Sales Service Co., Ltd (“Zhonghe”) via its wholly-owned subsidiary based in China -- Tianjin Shisheng Trade Group Co., Ltd (“Shisheng”);
2. Party B, upon request of Party A, intends to provide Party B with comprehensive consultation services for completing the acquisition.

I. Staff Assignment
Entrusted by Party A, Party B shall assign a special acquisition services team consisting of professionals in charge of affairs concerning Party A's acquisition of Zhonghe (the “Entrusted Matter”). This Contract shall come into effect as of the date of signing and shall become invalid automatically on the date of fulfillment of the Entrusted Matter. Where the time of fulfillment of the Entrusted Matter exceeds the expected time, the two parties shall sign compensatory terms upon separate consultation to extend the period of recruitment.

II. Party B's Work Scope
1．Party B shall offer Party A information about relevant laws, policy information and reference cases concerning the business acquisition;
2．Party B shall offer Party A acquisition consultation service and provide written consultation opinions;
3．Party B shall participate in the design of the acquisition scheme and assist in working out the specific acquisition implementation scheme;
4．Party B shall assist Party A in the acquisition negotiation and effective control of the acquisition process;

5．Party B shall analyze the acquisition risks;
6．Party B shall organize and participate in the due diligence investigation into Zhonghe;
7．Party B shall draft the acquisition contract and participate in the contract negotiation;
8．Party B shall draft, examine and amend the acquisition documents; and
9．Party B shall discuss and coordinate the major issues involved in the acquisition with Party A and other intermediaries.

III. Work Mode
1．Party A shall arrange Shisheng's relevant staff to contact Party B, be responsible for collecting materials relevant to the acquisition, assist in and inspect Party B's work.
2．Party B shall assign special staff in charge of daily liaison with Shisheng to complete the acquisition in a timely manner.

IV. Consulting Fee and Payment
Both parties agree that Party A shall pay compensation to Party B for the consultation services provided after a formal acquisition agreement is signed. The compensation shall be equal to one percent of the total acquisition price set forth in the final acquisition agreement, and if jointly agreed to by both parties, may be paid by Party A issuing shares of its common stock to Party B for an equivalent value of the said consulting fee.

V. Confidentiality
Both parties pledge to keep confidential all documents and materials of the other party which become known during contract discussions, signing and performance, whichcannot be acquired via public resources (including commercial secrets, corporate plans, operation activities, financial information, technical information, business information and other business secrets). Without the consent of the party offering the said documents and materials, the receiving party shall not disclose any business secret, party or full, to any third party.

VI. Effect of Contract
This Contract, which shall be signed in duplicate, with one copy for each party, shall come into effect from the date of signing.

Party A (signature/seal):
Date: 30th May, 2013

Party B (signature/seal)
Date: 30th May, 2013